Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following are subsidiaries of RightCHOICE Managed Care, Inc. as of December 31, 1997:

                                                           State of
                                                        Incorporation
                                                              or
                 Name                                    Organization


HMO Missouri, Inc. (BlueCHOICE)                             Missouri
Diversified Life Insurance Agency of Missouri, Inc.         Missouri
Healthy Alliance Life Insurance Company                     Missouri
HealthLink, Inc.                                            Illinois
HeatlhLink HMO, Inc.                                        Missouri
The EPOCH Group, L.C.                                       Missouri
RightCHOICE Insurance Company                               Illinois
Preferred Health Plans of Missouri, Inc.                    Missouri